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                                                                    Exhibit 10.1

                              SEPARATION AGREEMENT

     Lori-jean Gille ("Employee") and MGI Pharma, Inc. ("Employer"), desiring to facilitate a mutually agreeable separation and smooth transition of duties, hereby agree as follows:

     1. Employee hereby resigns from all employment with Employer effective September 30, 1999. Employee further resigns her role as Senior Vice President and General Counsel effective March 31, 1999.

     2. Between March 31, 1999 and September 30, 1999 Employee shall be employed as an attorney. In this capacity, she shall be responsible to answer questions and provide advice, in a reasonably prompt fashion and shall provide transition assistance as the need arises. She shall not have the responsibility of keeping regular office hours.

     3. Employee shall continue to receive her full present salary and benefits through April 30, 1999. Between May 1, 1999 and September 30, 1999 she shall receive her salary for this period in the total sum of Seventy Five Hundred dollars ($7,500.00) per month and regular fringe benefits associated with a non-executive employee.

     4. Employee shall execute a release, in a form mutually agreeable to the parties, simultaneously with her endorsement of this Agreement and again on or promptly after October 1, 1999.

     5. Promptly following the expiration of 15 days after Employee signs and delivers to Employer the first of the releases mentioned in paragraph 4 above, if Employee has not exercised her right to rescind that release, Employer shall pay to Employee the gross lump sum of Thirty Five Thousand Three Hundred Twelve Dollars and Fifty Cents ($35,312.50) by means of a payroll check subject to all necessary federal and state payroll tax withholding as required by law. At the same time, and on the same condition of nonrescission, Employer shall pay to Employee's attorneys the sum of Twenty Four Thousand Six Hundred Eighty Seven Dollars and Fifty Cents ($24,687.50). If Employee does timely exercise her right of rescission, this Agreement shall be null and void.

     6. Promptly following the expiration of 15 days after Employee signs and delivers to Employer the second of the releases mentioned in paragraph 4 above, if Employee has not exercised her right to rescind that release, Employer shall pay to Employee the gross lump sum of Fifty Thousand Dollars ($50,000.00) by means of a payroll check subject to all necessary federal and state payroll tax withholding as required by law. If Employee does timely exercise her right to rescind this second release, she shall extinguish her right to receive this $50,000 payment or any further consideration from Employer, but
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her first release and all other terms of this Agreement shall remain in full force and effect.

     7. Upon Employee's execution of the first release mentioned in paragraph 4 and the expiration of 15 days thereafter without her having exercised her right to rescind that release, Employer shall cause all stock options granted to Employee by Employer through January 31, 1998 to be vested immediately. These options shall in all other respects including but not limited to Employee's rights to exercise them be governed by the plans and granting documents to which they are subject.

     8. Upon consideration of Employee's execution of the two releases mentioned in paragraph 4 above, Employer also releases Employee of all claims or causes of action which it has or may have against Employee, arising in law or equity.

     9. Employee agrees, as an essential and material element of this Separation Agreement, that she will maintain all of the terms of this Agreement in strictest confidence and that she will not disclose the facts or terms of this Settlement Agreement or those claims to any person, except her family, lawyers, her tax advisers or as ordered by a Court or otherwise required by law. Employer also will respect the confidentiality of this Agreement but may disclose the terms of this Agreement as required by law or by an order, rule or request by any regulatory agency.

     10. Employer and Employee each agree not to make negative or disparaging comments about the other. Employer shall provide Employee with the attached letter of reference.

     11. This Separation Agreement and the releases constitute the entire agreement of the parties. No other agreement not expressed within this Separation Agreement shall have any force or effect, and no modification, amendment or change of any kind to this Agreement shall be effective unless it is in writing and signed by each of the parties to this Agreement.


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     12. Employee represents and agrees that she has carefully read and fully understands all of the provisions of this Separation Agreement and the contemplated releases, that she has had a full opportunity to have all of the terms of their terms explained to her by her counsel (she herself being an attorney familiar with the subject matter of this Agreement) and that she fully understands that by signing this Agreement and the releases, she is giving up all rights to pursue any further claims against Employer and others mentioned in the Release for any reason arising in or having roots in any thing that happened up to the time of her signature thereon.


Date: April 2, 1999                    /s/ Lori-jean Gille
                                       -------------------------------------
                                       Lori-jean Gille


                                       MGI Pharma, Inc.

Date: April 3, 1999                    By: /s/ Charles Blitzer
                                           ---------------------------------
                                           Charles Blitzer
                                           Its Chief Executive Officer



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